Exhibit 99.1

Integral Acquisition Corporation 1 Announces the Separate Trading of its Class A common stock and warrants, Commencing December 16, 2021

NEW YORK, NY, December 13, 2021 — Integral Acquisition Corporation 1 (NASDAQ: INTEU) (the “Company”) announced that, commencing on December 16, 2021, holders of the units sold in the Company’s initial public offering may elect to separately trade the Company’s Class A common stock and warrants included in the units. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Class A common stock and warrants that are separated will trade on the NASDAQ Global Market under the symbols “INTE” and “INTEW,” respectively. Those units not separated will continue to trade on the Nasdaq Global Market under the symbol “INTEU.” Each unit consists of one share of Class A common stock of the Company and one-half of one redeemable warrant, each whole warrant entitling the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share. Only whole warrants are exercisable.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Integral Acquisition Corporation 1

Integral Acquisition Corporation 1 is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses. The Company has not selected any specific business combination target. The Company intends to target a business combination with a technology-oriented company in Australia and/or New Zealand. The Company is one of only a few SPACs primarily focused on acquisition targets in Australia and/or New Zealand. The Company is led by Chief Executive Officer Enrique Klix.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Company Contact:

Enrique Klix

C.E.O.

+61 478 333 002

info@integralacquisition.com